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                                                                   EXHIBIT 21.1

                                  SUBSIDIARIES



     Name                                           State of Incorporation
     ----                                           ----------------------
     Simple Networks Communications, Inc.           California

     Net Roadshow, Inc.                             Georgia

     AudioNet Corporation                           Delaware